PRIMEGEN ENERGY CORPORATION)

(the “Company”)

3625 N. Hall Street, Suite 900, Dallas, Texas 75219

Purchase Agreement

This letter agreement (“LA”) constitutes a definitive and binding sales and assumption agreement between the Company and Aquilla Capital Finance Limited (“Aquilla") whereby the Company will acquire a 90% interest in and to certain radar, magnetic and geochemical data acquired by airborne and land surveys over certain lands (the “Lands”) in the State of Kansas (covering an area of approximately 1,000,000 acres), as well as interpretations of such data (including scaled digital plots defining potential prospects, maps and other related data) (all such data is collectively referred to herein as the “Data). The Data and the ongoing activities relating to the development of portions of the Lands are collectively referred to herein as the “Kansas Project”.

The operator of the Kansas Project and the owner of the remaining 10% of the Kansas Project and the Data is Wildes Exploration, LLC (“Wildes”). Wildes has indicated to Aquilla that it will cooperate with the assignee of Aquilla’s interest in the Kansas Project and continue to operate on the same basis as with Aquilla.

1.

The Company hereby purchases, and Aquilla hereby sells and assigns to the Company, 100% of the interest (the “Interest”) of Aquilla in the Kansas Project, for and in consideration (the “Consideration”) of the cash payment of US$675,000.00 payable at the closing (“Closing”) of the Transactions. The Consideration will be paid by a promissory note in the form attached hereto as Schedule “A”.

2.

The Company acknowledges and agrees that it has conducted sufficient due diligence investigations respecting the Data and operations comprising the Kansas Project to satisfy itself that it wishes to complete acquisition of the Interest, and it has waived the right to conduct further due diligence.

3.	The Company represents and warrants to Aquilla:
a)

this LA has been duly authorized by all required corporate action and the LA is enforceable against the Company in accordance with its terms, subject to equitable remedies and the rights of creditors generally;

b)

the Company is not a party to any actions, suits or proceedings that could materially impact the value of the Kansas Project and, to the best of its knowledge, no such actions, suits, proceedings or regulatory investigations are contemplated or have been threatened;

c)	the Company has due and sufficient right and authority to enter into this LA on the terms and conditions herein set forth and to acquire legal and beneficial title and ownership of the Interest;
d)	the completion of this transaction will not result in a breach of, any of the terms of the constating documents of the Company or any agreements or instruments to which the Company is a party; and
e)

the Company is a valid and subsisting corporation, duly incorporated and in good standing under the laws of the British Virgin Islands, and has the necessary corporate power, authority and capacity to own property and assets and to carry on business.

4.	Aquilla represents and warrants to the Company:
a)

the performance of this LA will not give any person or company any right to terminate or cancel any agreement or any right attributable to the Interest and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Interest;

b)

Aquilla has due and sufficient right and authority to enter into this LA on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Interest to the Company;

c)

no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Interest, or any right capable of becoming an agreement for the purchase of the Interest;

d)	this LA has been authorized by all necessary corporate action on the part of Aquilla and is a legal, valid and binding obligation of Aquilla;
e)	there are no liabilities, contingent or otherwise, relating to the Interest which have not been previously disclosed;
f)

there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the knowledge of Aquilla, threatened against or affecting the Interest, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

g)	Aquilla owns the Interest as the legal and beneficial owner thereof, free of all liens, claims, charges and encumbrances whatsoever;
h)

Aquilla has not experienced, nor are is it aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse affect on the Interest and Aquilla has not knowingly withheld any facts relating to the Interest which could reasonably be expected to adversely influence the decision of the Company to complete the purchase of the Interest; and

i)	neither Aquilla nor any company controlled by it owns any property or assets which are used or useful in developing the Interest.
5.

This LA is not intended to create any partnership or agency relationship between the parties or fiduciary obligations of any description, and this LA shall not be construed so as to render the parties liable as partners or as creating a partnership, and no party shall be or shall be deemed to be, or shall hold itself out to be an agent of any other party.

6.	This LA shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

7.

This LA may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto validity execute this LA by signing any such counterpart.

The parties hereby acknowledge the terms of this LA, entered into as of the 30th day of

October, 2006.

PRIMEGEN ENERGY CORPORATION per:/s/ signed	AQUILLA CAPITAL FINANCE LIMITED per: /s/ signed

SCHEDULE A

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, PRIMEGEN ENERGY CORPORATION (the "Corporation"), hereby acknowledges itself indebted to and promises to pay by ?, 2007 to or to the order of AQUILLA CAPITAL FINANCE LIMITED the principal sum of SIX HUNDRED SEVENTY-SEVEN THOUSAND NINE HUNDRED AND FOUR DOLLARS AND FIFTEEN CENTS, ($675,000), the “Principal Sum” in lawful money of the United States of America.

The Principal Sum will bear interest from the date hereof until paid at the rate of 6% per cent per annum, compounded annually, not in advance. The Principal Sum and all interest due under this promissory note shall become due and payable on ?, 2007 (the “Due Date”). If the Corporation shall fail to pay any amount on the Due Date (a "Default"), then interest shall continue to accrue on such unpaid amount from the Due Date until the overdue amount, including accrued interest, is paid.

The said Principal Sum may be prepaid at any time without notice, bonus or penalty. The undersigned hereby waives all rights of presentment for payment, notice of non-payment, notice of protest and any other notice of any kind.

The provisions of this promissory note shall be governed by and construed in accordance with the laws of the state of Nevada and the applicable federal laws of the United States of America.

DATED this _____ day of __________________, 2006.

PRIMEGEN ENERGY CORPORATION

per:

Authorized Signatory